Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-269045) and related Prospectus of Bio-Path Holdings, Inc. for the registration of 800,000 shares of its common stock underlying warrants and to the incorporation by reference therein of our report dated March 10, 2022, with respect to the consolidated financial statements of Bio-Path Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 3, 2023